Exhibit 4.22

PROMISSORY NOTE

BORROWER: PCT LTD
4235 Commerce Street
Little River, SC 29566

LENDER: The Herschbach 2005 Trust
325 Sylvan Circle
Verdi, NV 89439

This Note shall serve to consolidate the principal and interest due on the following, separate notes. Consolidation of current principal and interest owed to Lender by Borrower at May 5, 2020:

1. $90,596 Original Loan Amount; Consolidated Note of 9/15/2019; Due March 16, 2020; 8.0% interest; collateral: (2) Annihilyzer Systems located at Johnston Hospital and (2) Annihilyzer Systems located at SUNY Downstate Hospital and (1) Annihilyzer System located at Carson Tahoe Hospital
   Interest Due from 9/15/2019 to 5/5/2020: $4,626.60
   Principal and Interest, combined: $95,222.60
2. $17,500 Original Loan Amount; 11/12/2019; Due November 12, 2020; 8.0% interest; no collateral
   Interest Due from 11/12/2019 to 5/5/2020: $671.23
   Principal and Interest, combined: $18,171.23
3. $20,000 Original Loan Amount; 3/9/2020; Due May 28, 2020; 8.0% interest; no collateral
   Interest Due from 3/9/2020 – 5/5/2020: 249.86
   Principal and Interest, combined: $20,249.86

TOTAL AMOUNT DUE ON 5/5/2020: $133,643.70

NEW TERMS FOR THIS NOTE:
$133,643.70 consolidated principal amount as of May 5, 2020; 8.0% interest; the collateral attached to the prior 9/15/2019 note is released by the Lender for the consideration of 15,000,000 restricted shares of PCT LTD's Common Stock (par value $0.001/share) and the maturity date for this new, consolidated note is May 5, 2021 (consideration value for releasing collateral and extended due date, as of 5/5/2020 = $0.0562 x 15,000,000 = $843,000). In addition, the Lender is subtracting the par value of the 15,000,000 restricted PCT LTD Common Stock shares ($0.001/share, for a total of $15,000); therefore reducing the amount of this new, consolidated note to **$118,643.70.**

1. For value received, Borrowers promises to pay to the Lender at such address provided above, the principal sum of $118,643.70 USD, with interest payable on the unpaid principal at the rate of 8.0% per annum, calculated yearly not in advance and paid quarterly, with no collateral.

2. This note will be repaid on or before May 5, 2021.

3. At any time while not in default under the Note, Borrower may pay the outstanding balance then owing under this Note to the Lender without penalty or further bonus.

4. Notwithstanding anything to the contrary in the Note, if the Borrower defaults in the performance or any obligation under this Note, then the Lender may declare the principal amount and interest due under this Note, then the Lender may declare the principal owing and interest due under this Note at that time to be immediately due and payable.

5. All costs, expenses and expenditure, including, and without limitation, the complete legal costs incurred by the Lender in enforcing this Note as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately be paid by the Borrower.

6. If any term, covenant or provision of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the intent of the parties that such provision be reduced in scope by the court only to the extent deemed necessary by the court to render the provisions reasonable and enforceable and the remainder of the provisions of this Note will in no way be affected, impaired or invalidated as a result.

7. This Note will be construed with and governed by the laws of the State of Nevada.

8. This Note will inure to the benefit of, and be binding upon, the respective heirs, executors, administrators, successors and assigns of the Borrower and the Lender. The Borrower waives the presentment for payment, notice of non-payment, protest and notice to protest.

IN WITNESS WHEREOF:

LENDER:

SIGNED, SEALED AND DELIVERED
THIS 5th Day of May 2020

Robert Herschbach

BORROWER:

SIGNED, SEALED AND DELIVERED
THIS 5th Day of May 2020

Gary Grieco, CEO, PCT LTD